EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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FOR IMMEDIATE RELEASE



Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516


                  LASALLE HOTEL PROPERTIES COMPLETES
                   $215 MILLION BANK CREDIT FACILITY

                 New Senior Unsecured Credit Facility
            Lead by Bank of Montreal & Fleet National Bank


     BETHESDA, MD, NOVEMBER 20, 2003 -- LaSalle Hotel Properties (NYSE:
LHO) today announced that it had successfully executed a new $215.0 million senior unsecured bank facility. Funding on the new facility will occur on December 15, 2003, at which time it will replace the Company's current senior unsecured credit facility. The new facility, which is co-led by Bank of Montreal, as the Administrative Agent, and Fleet National Bank, as the Syndication Agent, matures on December 31, 2006 and has a one-year extension option.

     "We are extremely pleased with the improved terms and pricing on our new line," noted Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. "Our bank group continues to show strong support and confidence in our company. Furthermore, our conservatively managed balance sheet, combined with the enhanced flexibility and capacity provided by the new facility, will position us to capitalize on opportunities in the market."

     LaSalle's new facility includes the following banks: Bank of Montreal, Fleet National Bank, LaSalle Bank, Raymond James, Scotia Capital, U.S. Bank, Wachovia and Wells Fargo. As a result of the new facility, the Company has no debt on its balance sheet maturing within the next three years.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality and the Kimpton Hotel & Restaurant Group, LLC.




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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.



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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516

  For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com












































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